Exhibit 10.2

SCHLUMBERGER 2017 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Includes Confidentiality, Intellectual Property, Non-Competition,

And Non-Solicitation Provisions in Section 7 and Attachment I)

Effective Date: [ ], 20[ ]

Please note: If you do not wish to accept this Restricted Stock Unit Award Agreement, you must notify the Stock Department no later than 30 days after this Agreement is made available to you.

SCHLUMBERGER LIMITED, a Curaçao corporation (the “Company”), hereby grants to the employee named in the Notice of Grant of Award (“Employee”) restricted stock units (“Restricted Stock Units” or “RSUs”) pursuant to this award agreement (as may be amended, the “Agreement”) (the “Award Notice”). Your RSUs are granted pursuant to the Schlumberger 2017 Omnibus Stock Incentive Plan, as may be amended (the “Plan”). Restricted Stock Units are notional units of measurement denominated in shares of common stock of the Company, $.01 par value per share (“Common Stock”). Each Restricted Stock Unit represents a hypothetical share of Common Stock, subject to the conditions and restrictions on transferability set forth herein and in the Plan.

1.
Vesting of Restricted Stock Units. The period of time between the grant date specified in the Award Notice (the “Grant Date”) and the vesting of Restricted Stock Units (and the termination of restrictions thereon) is the “Restricted Period.”
(a)
Normal Vesting. The Restricted Stock Units will vest in a single vesting on the third anniversary of the Grant Date (“Vesting Date”), provided that the Employee has been continuously employed by the Company or any of its Subsidiaries from the Grant Date to the Vesting Date.

Except as provided in Section 1(b) or 1(c) below, if there is any Termination of Employment (as defined in Section 11 below) during the period from and between the Grant Date until and including the Vesting Date, Employee will immediately and automatically forfeit all Restricted Stock Units that have yet to vest as of such date. Any questions as to whether and when there has been a Termination of Employment, and the cause of such termination, will be resolved by the Committee (as defined in Section 11 below), and its determination will be final.

(b)
Acceleration on Death or Disability. Upon Termination of Employment by reason of Employee’s death or Disability (as defined in Section 11 below) or upon Employee’s Disability prior to Termination of Employment (as determined by the Committee and within the meaning of Section 409A of the U.S. Internal Revenue Code (the “Code”)), all Restricted Stock Units that are not vested at that time immediately and automatically will become vested in full.
(c)
Retirement. Upon Termination of Employment from the Company and its Subsidiaries by reason of Employee’s Retirement (as defined in Section 11 below), the Restricted Stock Units will continue to vest following Termination of Employment as if Employee continued to be employed with the Company or any of its Subsidiaries, subject to forfeiture in the discretion of the Committee in the event that Employee engages in Detrimental Activity (as defined in Section 11 below).
2.
Settlement of Restricted Stock Units. If Employee’s Restricted Stock Units vest in accordance with the normal vesting schedule described in the first sentence of Section 1(a) above or pursuant to Section 1(b) above, payment of vested Restricted Stock Units will be made as soon as administratively practicable, but in no event later than 45 days following the date that the Restricted Stock Units vest (the date of any such payment, the “Settlement Date”). Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion, settle the vested Restricted Stock Units in cash based on the Fair Market Value (as defined in Section 11 below) of the shares of Common Stock on the settlement date.
3.
Forfeitures of Restricted Stock Units.

(a) At any time during the Restricted Period, upon a Termination of Employment for any reason that does not result in an acceleration or continuation of vesting pursuant to Section 1, Employee will immediately and automatically forfeit all unvested Restricted Stock Units, without the payment of any consideration. Upon forfeiture, neither Employee nor any successors, heirs, assigns or legal representatives of Employee will thereafter have any further rights or interest in the unvested Restricted Stock Units.

(b) Notwithstanding any provision in this Agreement to the contrary, if at any time during the Restricted Period, Employee engages in Detrimental Activity, Employee will immediately and automatically forfeit all Restricted Stock Units without the payment of any consideration. Upon forfeiture, neither Employee nor any successors, heirs, assigns or legal representatives of Employee will thereafter have any further rights or interest in the unvested Restricted Stock Units.

4.
Restrictions on Transfer.
(a)
Restricted Stock Units granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise (any of the foregoing, a “Transfer”), other than (i) to the Company as a result of the forfeiture of Restricted Stock Units, or (ii) by will or the laws of descent and distribution. Payment of Restricted Stock Units after Employee’s death will be made to Employee’s estate or, in the sole and absolute discretion of the Committee, to the person or persons entitled to receive such payment under applicable laws of descent and distribution.
(b)
Consistent with the foregoing, no right or benefit under this Agreement will be subject to Transfer, and any such attempt to Transfer, will have no effect and be void. No right or benefit hereunder will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Employee attempts to Transfer any right or benefit hereunder or if any creditor attempts to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt will have no effect and be void and immediately upon any such attempt the Restricted Stock Units will terminate and become of no further effect.
5.
Rights as a Stockholder. Employee will have no rights as a stockholder of the Company with regard to the Restricted Stock Units. Rights as a stockholder of the Company will arise only if the Restricted Stock Units are settled in shares of Common Stock pursuant to Section 2 above.

6.
Taxes and Social Insurance Withholding.

(a) Regardless of any action the Company takes with respect to any or all income tax (including foreign, federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to Employee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by Employee is and remains his or her responsibility and may exceed the amount actually withheld by the Company. Employee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the conversion of the Restricted Stock Units into shares of Common Stock or the receipt of any equivalent cash payment, the subsequent sale of any shares of Common Stock acquired at vesting, and (ii) does not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Employee’s liability for the Tax-Related Items.

(b) Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, Employee will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, Employee authorizes the Company or its respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) accept a cash payment in U.S. dollars in the amount of the Tax-Related Items or (ii) withhold whole shares of Common Stock which would otherwise be delivered to Employee having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from Employee’s wages or other cash compensation which would otherwise be payable to Employee by the Company or from any equivalent cash payment received upon vesting of the Restricted Stock Units, equal to the amount necessary to satisfy any such obligation.

(c) The Company shall withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates, unless Employee elects, pursuant to the Company’s prescribed procedures as in effect from time to time, to have withholding for Tax Related Items based on the maximum withholding rate applicable to Employee. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Employee is deemed to have been issued the full number of shares of Common Stock due to him or her at vesting, notwithstanding that a number of shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Employee’s participation in the Plan. Finally, Employee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of Employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue shares of Common Stock to the Employee if Employee fails to comply with his or her obligations in connection with the Tax-Related Items as described herein.

7.
Confidential Information, Intellectual Property and Noncompetition. Employee acknowledges that Employee is in possession of and has access to confidential information of the Company and its Subsidiaries, including material relating to the business, products and services of the Company and its Subsidiaries, and that he or she will continue to have such possession and access during employment by the Company and its Subsidiaries. Employee also acknowledges that the business, products and services of the Company and its Subsidiaries are highly specialized and that it is essential that they be protected. Accordingly, Employee agrees to be bound by the terms and conditions set forth on Attachment I, which is incorporated herein by reference, including all rules, procedures, policies and requirements that the Company may promulgate consistent with Attachment I.
8.
Changes in Capital Structure. As more fully described in the Plan, if the outstanding shares of Common Stock at any time are changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of Restricted Stock Units will be appropriately and equitably adjusted so as to maintain their equivalence to the proportionate number of shares.
9.
Compliance with Securities Laws. The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations or the laws of any other country. Prior to the issuance of any shares of Common Stock pursuant to this Agreement, the Company may require that Employee (or Employee’s legal representative upon Employee’s death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.
10.
Limitation of Rights. Nothing in this Agreement or the Plan may be construed to:
(a)
give Employee or any other person or entity any right to be awarded any further Restricted Stock Units (or other form of stock incentive awards) other than in the sole discretion of the Committee;
(b)
give Employee or any other person or entity any interest in any fund or in any specified asset or assets of the Company (other than the Restricted Stock Units); or
(c)
confer upon Employee or any other person or entity the right to continue in the employment or service of the Company or any Subsidiary.
11.
Definitions.
(a)
“Agreement” is defined in the introduction.
(b)
“Award Notice” is defined in the introduction.
(c)
“Reserved” is defined in Section 15.
(d)
“Code” is defined in Section 1(b).
(e)
“Committee” means the Compensation Committee of the Board of Directors of the Company.
(f)
“Common Stock” is defined in the introduction.
(g)
“Company” means Schlumberger Limited.
(h)
“Detrimental Activity” means activity that is determined by the Committee in its sole and absolute discretion to be detrimental to the interests of the Company or any of its Subsidiaries,

including but not limited to situations where Employee: (i) divulges trade secrets, proprietary data or other confidential information relating to the Company or to the business of the Company and any Subsidiaries; (ii) enters into employment with or otherwise provides services to (A) any company listed, as of the date of Employee’s Termination of Employment, on the Philadelphia Oil Service Sector Index (or any successor index) or (B) any affiliate of any such listed company, in either case under circumstances suggesting that Employee will be using unique or special knowledge gained as a Company employee or Subsidiary employee with the effect of competing with the Company or its Subsidiaries; (iii) enters into employment with or otherwise provides services to any Direct Competitor; (iv) engages or employs, or solicits or contacts with a view to the engagement or employment of, any person who is an employee of the Company or its Subsidiaries; (v) canvasses, solicits, approaches or entices away or causes to be canvassed, solicited, approached or enticed away from the Company or its Subsidiaries any person who or which is a customer of any of such entities during the Restricted Period; (vi) is determined to have engaged (whether or not prior to termination) in either gross misconduct or criminal activity harmful to the Company or a Subsidiary; or (vii) takes any action that otherwise harms the business interests, reputation, or goodwill of the Company or its Subsidiaries. The Committee may delegate, to an officer of the Company or to a subcommittee of the Committee, its authority to determine whether Employee has engaged in “Detrimental Activity.”
(i)
“Direct Competitor” means, as of the date of this Agreement any of the following: (i) Halliburton Company, Baker Hughes, Incorporated, Weatherford International plc, and any other oilfield equipment and services company; and (ii) any entity engaged in seismic data acquisition, processing and reservoir geosciences services to the oil and natural gas industry, including in all cases in (i) and (ii) above, any and all of their parents, subsidiaries, affiliates, joint ventures, divisions, successors, or assigns.
(j)
“Disability” means such disability (whether physical or mental impairment) which totally and permanently incapacitates the Employee from any gainful employment in any field which the Employee is suited by education, training, or experience, as determined by the Committee in its sole and absolute discretion.
(k)
“Employee” is defined in the introduction.
(l)
“Fair Market Value” means, with respect to a share of Common Stock on a particular date, the mean between the highest and lowest composite sales price per share of the Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange for that date, or, if there is no such reported prices for that date, the reported mean price on the last preceding date on which a composite sale or sales were effected on one or more of the exchanges on which the shares of Common Stock were traded will be the Fair Market Value.
(m)
“Grant Date” is defined in Section 1.
(n)
“Plan” is defined in the introduction.
(o)
“Restricted Period” is defined in Section 1.
(p)
“Restricted Stock Units” (or “RSUs”) is defined in the introduction.
(q)
“Retirement” means either: (i) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time after Employee has reached both the age of 60 and 25 years of service, or (ii) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time after Employee has reached both the age of 50 and 20 years of service, subject, however, to the approval of either (A) the Committee, if Employee is an executive officer of the Company at the time of Employee’s election to retire, or (B) the Retirement Committee, if Employee is not an executive officer of the Company at the time of Employee’s election to retire, which approval under clauses (A) or (B) may be granted or withheld in the sole discretion of the Committee or the Retirement Committee, as applicable.
(r)
“Retirement Committee” means a committee consisting of the Company’s Chief People Officer, the Director HR Operations and the Director Total Rewards.
(s)
“Settlement Date” is defined in Section 2.
(t)
“Subsidiary” means (i) in the case of a corporation, a “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).
(u)
“Termination of Employment” means the termination of Employee’s employment with the Company and its Subsidiaries; provided, however, that temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries are not considered a Termination of Employment.
(v)
“Transfer” is defined in Section 4(a).
(w)
“Vesting Date” is defined in Section 1(a).
12.
Committee Determination. Any questions as to whether and when (i) the Employee has engaged in Detrimental Activity, (ii) there has been a Disability, or (iii) there has been a Termination of Employment and the cause of such termination, will be resolved by the Committee, and its determination will be final.
13.
Miscellaneous.
(a)
Employee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions contained in this Agreement. Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof. Employee further agrees that such terms and conditions will control this Agreement, notwithstanding any provisions in any employment agreement or in any prior or subsequent awards.
(b)
Employee hereby acknowledges that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Restricted Stock Units.
(c)
This Agreement will bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees). Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

(d)
The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.
(e)
This Agreement may not be amended or modified except by a written agreement executed by the Company and Employee or their respective heirs, successors, assigns and legal representatives. The captions of this Agreement are not part of the provisions hereof and are of no force or effect.
(f)
The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement will not be deemed to be a waiver of such provision or right or any other provision or right herein.
(g)
Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
(h)
This Agreement and the Plan (a) constitute the entire agreement among the Employee and the Company with respect to the Restricted Stock Units and this Agreement supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person any rights or remedies hereunder. Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the Restricted Stock Units other than those expressly set forth herein or in the Plan, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to the Restricted Stock Units, other than those referred to in clause (i) above.
(i)
This Agreement will be governed by and construed in accordance with the laws of the State of Texas (except that no effect will be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction). Venue for any dispute arising under this Agreement will lie exclusively in the state and federal courts of Harris County, Texas and the Southern District of Texas, Houston Division, respectively.
14.
Section 409A Compliance. This award of Restricted Stock Units is intended to be exempt from or to comply with the provisions of Code Section 409A and will be construed and interpreted accordingly. If Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date of his or her “separation from service” within the meaning of U.S. Treasury Regulation Section 1.409A-1(h), the time of payment otherwise specified in this Agreement will be deferred to the extent required by Code Section 409A.
15.
Reserved.
16.
Acceptance of Award. Employee is deemed to accept the award of Restricted Stock Units under this Agreement and to agree that such award is subject to the terms and conditions set forth in this Agreement and the Plan unless Employee provides the Company written notification not later than 30 days after Employee’s receipt of this Agreement of Employee’s rejection of this award of Restricted Stock Units (in which case such awards will be forfeited and Employee will have no further right or interest therein as of such date). Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof. Employee further agrees that such terms and conditions will control this Agreement, notwithstanding any provisions in any employment agreement or in any prior awards.
17.
Appendix. Notwithstanding any provisions in this Agreement, the Restricted Stock Units shall be subject to the additional terms and conditions for your country set forth in Appendix A, Appendix B, and Appendix C attached hereto. Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A, Appendix B and Appendix C constitute part of this Agreement.
18.
More Information. The Plan and prospectus are both available on-line at the Company’s MyShares site. A paper copy of the Plan and prospectus may be obtained by contacting the Stock Department, Schlumberger Limited, [ ] or emailing your request to [ ]@slb.com.

ATTACHMENT I

Confidential Information, Intellectual Property,

Non-Compete and Non-Solicitation Agreement

19.
Definitions.
(a)
“Affiliate” means any entity that now or in the future directly or indirectly controls, is controlled by, or is under common control with the Company, where “control” in relation to a company means the direct or indirect ownership of at least fifty percent of the voting securities or shares.
(b)
“Company Confidential Information” is any and all information in any form or format relating to the Company or any Affiliate (whether communicated orally, electronically, visually, or in writing), including but is not limited to technical information, software, databases, methods, know-how, formulae, compositions, drawings, designs, data, prototypes, processes, discoveries, machines, inventions, well logs or other data, equipment, drawings, notes, reports, manuals, business information, compensation data, clients lists, client preferences, client needs, client designs, financial information, credit information, pricing information, information relating to future plans, marketing strategies, new product research, pending projects and proposals, proprietary design processes, research and development strategies, information relating to employees, consultants and independent contractors including information relating to salaries, compensation, contracts, benefits, inceptive plans, positions, duties, qualifications, project knowledge, other valuable confidential information, intellectual property considered by the Company or any of its Affiliates to be confidential, trade secrets, patent applications, and related filings and similar items regardless of whether or not identified as confidential or proprietary. For the purposes of this Attachment I, Company Confidential Information also includes any type of information listed above generated by the Company or any of its Affiliates for client or that has been entrusted to the Company or any of its Affiliates by a client or other third party.
(c)
“Company Intellectual Property” is all Intellectual Property that was authored, conceived, developed, or reduced to practice by Employee (either solely or jointly with others), in the term of his/her employment: (a) at the Company’s expense or the expense of any Affiliate; (b) using any of the Company’s materials or facilities or the materials or facilities of any Affiliate; (c) during Employee’s working hours; or (d) that is applicable to any activity of the Company or any of its Affiliates, including but not limited to business, research, or development activities. Company Intellectual Property may be originated or conceived during the term of Employee’s employment but completed or reduced to practice thereafter. Company Intellectual Property will be deemed a “work made for hire” as that term is defined by the copyright laws of the United States. Company Intellectual Property includes any Pre-existing Intellectual Property assigned, licensed, or transferred to the Company, and any Pre-existing Intellectual Property in which the Company has a vested or executory interest.
(d)
“Intellectual Property” is all patents, trademarks, copyrights, trade secrets, Company Confidential Information, new or useful arts, ideas, discoveries, inventions, improvements, software, business information, lists, designs, drawings, writings, contributions, works of authorship, findings or improvements, formulae, processes, product development, manufacturing techniques, business methods, information considered by the Company to be confidential, tools, routines and methodology, documentation, systems, enhancements or modifications thereto, know-how, and developments, any derivative works and ideas whether or not patentable, and any other form of intellectual property.

(e)
“Pre-existing Intellectual Property” is all Intellectual Property that was authored, conceived, developed, or reduced to practice by Employee before the term of Employee’s employment with the Company or any Affiliate began.
20.
Codes of Conduct. Employee agrees to comply with all of the Company’s policies and codes of conduct as it may promulgate from time to time, including those related to confidential information and intellectual property. Nothing in those policies will be deemed to modify, reduce, or waive Employee’s obligations in this Attachment I. In the event of any conflict or ambiguity, this Attachment I prevails.
21.
Confidential Information.
(a)
The Company does not wish to receive from Employee any confidential or proprietary information of a third party to which Employee owes an obligation of confidence. Employee will not disclose to the Company or any of its Affiliates or use while employed by the Company or any of its Affiliates any information for which he or she is subject to an obligation of confidentiality to any former employer or other third party. Employee represents that his or her duties as an employee of the Company and Employee’s performance of this Attachment I do not and will not breach any agreement or duty to keep in confidence information, knowledge, or data acquired by Employee outside of Employee’s employment with the Company or any of its Affiliates.
(b)
During Employee’s term of employment, the Company or, if applicable its Affiliate, will provide Employee and Employee will receive access to Company Confidential Information that is proprietary, confidential, valuable, and relates to the Company’s business.
(c)
Other than in the proper performance of Employee’s duties for the Company or any of its Affiliates, Employee agrees not publish, disclose or transfer to any person or third party, or use in any way other than in the Company’s business or that of or any of its Affiliates, any confidential information or material of the Company or any of its Affiliates, including Company Confidential Information and Company Intellectual Property, either during or after employment with the Company.
(d)
Except as required in performing Employee's duties for the Company or any of its Affiliates, Employee agrees not remove from the Company premises or its control any Company Confidential Information including but not limited to equipment, drawings, notes, reports, manuals, invention records, software, customer information, well logs or other data, or other material, whether produced by Employee or obtained from the Company. This includes copying or transmitting such information via personal digital devices, mobile phones, external hard drives, USB “flash” drives, USB storage devices, FireWire storage devices, floppy discs, CD’s, DVD’s, personal email accounts, online or cloud storage accounts, memory cards, Zip discs, and any other similar media or means of transmitting, storing or archiving data outside systems supported by the Company or its Affiliate.
(e)
Employee agrees to deliver all Company Confidential Information and materials to the Company immediately upon request, and in any event upon termination of employment. If any such Company Confidential Information has been stored on any personal electronic data storage device, including a home or personal computer, or personal email, online or cloud storage accounts, Employee agrees to notify the Company and its Affiliates and make available the device and account to the Company for inspection and removal of the information.

(f)
Employee will not destroy, modify, alter, or secret any document, tangible thing, or information relating to Company Intellectual Property or Company Confidential Information except as occurs in the ordinary performance of Employee’s employment.
22.
Disclosure of Intellectual Property.
(a)
Employee agrees to promptly disclose in writing to Company all Company Intellectual Property conceived, developed, improved or reduced to practice by Employee during Employee’s employment with the Company and its Affiliates, by completing and submitting an IP Disclosure Form. Employee must complete and submit an IP Disclosure Form at conception of the invention, any derivative ideas or works, and any improvements or changes to existing knowledge or technology, or as soon as possible thereafter. Employee has a continuing obligation to update the IP Disclosure Form to maintain the form’s completeness and correctness. Employee may obtain an IP Disclosure Form from the Intellectual Property Department. Employee will submit the completed form to the Intellectual Property Department. If desired, Employee may request waiver any time after submitting the IP Disclosure Form.
(b)
Employee will disclose to the Company Employee’s complete written record of any Company Intellectual Property, including any patent applications, correspondence with patent agents and patent offices, research, written descriptions of the technology, test data, market data, notes, and any other information relating to Company Intellectual Property. Employee will also identify all co-inventors, co-authors, co-composers, partners, joint venture partners and their employees, assistants, or other people to whom the Company Intellectual Property was disclosed in whole or in part, who participated in developing the Company Intellectual Property, or who claim an interest in the Company Intellectual Property. Employee’s disclosure will conform to the policies and procedures in place at the time governing such disclosures.
(c)
The Company’s receipt or acceptance of an IP Disclosure Form does not constitute an admission or agreement to any responses contained therein, does not waive or modify any terms of any agreement between Employee and the Company, and does not obligate or bind the Company.
(d)
Employee must retain and prevent destruction of any material referenced in the IP Disclosure Form, including and not limited to photographs, drawings, schematics, diagrams, figures, testing and development logs, notes, journals, and results, applications to, correspondence with, or registrations from, any patent office, trademark office, copyright office, customs office, or other authority, contracts, licenses, assignments, liens, conveyances, pledges, or other documentation potentially affecting your ownership rights, marketing materials, web sites, press releases, brochures, or other promotional or informational material, any materials evidencing or related to reduction to practice, and other related documentation.
(e)
During and after employment with the Company, Employee will assist the Company in establishing and enforcing intellectual property protection, including obtaining patents, copyrights, or other protections for inventions and copyrightable materials, including participating in, or, if necessary, joining any suit (for which Employee’s reasonable expenses will be reimbursed), or including completing and any signing documents necessary to secure such protections, such contracts, assignments, indicia of ownership, agreements, or any other related documents pertaining to Company Intellectual Property which the Company may, in its sole discretion, determine to obtain.
23.
Assignment of Intellectual Property.

(a)
Employee agrees to assign and hereby assigns to the Company all Company Intellectual Property including any and all rights, title, and ownership interests that Employee may have in or to Company Intellectual Property patent application, including copyright and any tangible media embodying such Company Intellectual Property, during and subsequent to Employee’s employment. The Company has and will have the royalty-free right to use or otherwise exploit Company Intellectual Property without any further agreement between the Company and Employee. Company Intellectual Property remains the exclusive property of the Company whether or not deemed to be a “work made for hire” within the meaning of the copyright laws of the United States. For clarity, Employee does not hereby assign or agree to assign any Pre-existing Intellectual Property to the Company.
(b)
Employee is hereby notified that certain statutes in some U.S. states relate to ownership and assignment of inventions. At relevant locations and in accordance with those statutes, the Company agrees that this Attachment I does not apply to an invention developed by Employee entirely on his or her own time without use of the Company Group’s equipment, supplies, facilities, systems, or confidential information, except for inventions that relate to the Company Group’s business, or actual or anticipated research or development of the Company Group or work performed by Employee for the Company Group. For this purpose, the “Company Group” means the Company and all Affiliates.
(c)
The Company may, in its sole discretion, waive the automatic assignment provisions of Section 5(a) using such criteria as the Company, in its sole discretion, may decide to use. No waiver of the automatic assignment provision is effective unless in a writing signed by a person authorized by the Company.
(d)
No waiver of the automatic assignment provision of any Company Intellectual Property relating to the business of the Company or arising out of Employee’s employment with the Company will be effective without the submission of a complete and correct IP Disclosure Form. No waiver of the automatic assignment provision is effective if Employee’s IP Disclosure Form is incomplete, incorrect, otherwise defective, or if any misrepresentation has been made. Employee is estopped from asserting waiver, and any waiver will be void and/or voidable, if the waiver is obtained in violation of this Attachment I, or obtained through fraud, negligence, failure to disclose, or incorrect, incomplete, or defective information on an IP Disclosure Form.
24.
Non-Competition.
(a)
During the term of employment with the Company or any of its Affiliates, Employee agrees not to engage, as an employee, officer, director, consultant, partner, owner or another capacity, in any activity or business competitive to that of the Company or any of its Affiliates.
(b)
Employee recognizes and acknowledges that Company Confidential Information constitutes protectable information belonging to the Company and its Affiliates, including deemed trade secrets defined under applicable laws. In order to protect the Company and its Affiliates against any unauthorized use or disclosure of Company Confidential Information and in exchange for the Company's promise to provide Employee with access to Company Confidential Information and other consideration during employment with the Company and its Affiliates, Employee agrees that for a period of one year following the end of employment with the Company, Employee will not within the Restricted Territory directly or indirectly work for or assist (whether as an owner, employee, consultant, contractor or otherwise) any business or commercial operation whose business directly or indirectly competes with any area of the Company’s business in which Employee was employed by the Company. Moreover, Employee agrees that the Company may provide a copy of this Attachment I to any entity for whom Employee provides services in the one-year period following the date of termination of Employee's employment with the Company and its Affiliates. In the event of breach by Employee, the specified period will be extended by the period of time of the breach.

Employee recognizes and acknowledges that the business, research, products, and services of the Company and its Affiliates are by nature worldwide in scope, and that the Company and its Affiliates are not required to maintain a physical location in close proximity to its customers. Employee agrees that in order to protect Company Confidential Information, business interests and goodwill, the “Restricted Territory” includes any county, parish, borough, or foreign equivalent: (1) in which the Company has customers or service assignments about which Employee received or obtained Company Confidential Information during his/her employment with the Company; (2) in which Employee had a customer or service assignment for the Company in the one-year period preceding Employee's termination; or (3) in which the Company had a work site, job site, facility, or office, at which Employee had a work activity for the Company in the one-year period preceding Employee’s termination.

(c)
The Company has attempted to place the most reasonable limitations on Employee’s subsequent employment opportunities consistent with the protection of the Company’s and its Affiliates’ valuable trade secrets, Company Confidential Information, business interests, and goodwill. Employee acknowledges that the limitations contained herein, especially limitations as to time, scope, and geography, are reasonable. In order to accommodate Employee in obtaining subsequent employment, the Company and its Affiliates may, in their discretion, grant a waiver of one or more of the restrictions on subsequent employment herein. A request for a waiver must be in writing and must be received by the Company at least 45 days before the proposed starting date of the employment for which Employee is seeking a waiver. The request must include the full name and address of the organization with which Employee is seeking employment; the department or area in which Employee proposes to work; the position or job title to be held by Employee; and a complete description of the duties Employee expects to perform for such employer. The decision to grant a waiver will be in the Company’s discretion. If the Company decides to grant a waiver, the waiver may be subject to such restrictions or conditions as the Company may impose and will not constitute a waiver of any other term.
25.
Non-Solicitation.
(a)
While employed by the Company and its Affiliates, and during the 18-month period or after employment with the Company and its Affiliates ends, Employee will not directly nor indirectly, on Employee’s own behalf or on behalf of any person or entity, recruit, hire, solicit, or assist others in recruiting, hiring, or soliciting any person, who is, at the time of the recruiting, hiring, or solicitation, an employee, consultant, or contractor of the Company to leave the Company and its Affiliates, diminish their relationship with the Company and its Affiliates, or work for a competing business. This restriction will be limited to persons: (1) with whom Employee had contact or business dealings while employed by the Company and its Affiliates; (2) who worked in Employee’s business unit (Group); or (3) about whom Employee had access to confidential information. In the event of breach by Employee, the specified period will be extended by the period of time of the breach.
(b)
While employed by the Company and its Affiliates, and during the 18-month period after employment with the Company and its Affiliates ends, Employee will not, directly or indirectly, on behalf of himself or others, contact for business purposes, solicit or provide services to clients, or entities considered prospective clients, of the Company and its Affiliates for the purpose of selling products or services of the types for which Employee had responsibility or knowledge, or for which Employee had access to Company Confidential Information while employed by the Company and its Affiliates. This restriction applies only to clients of the Company and its Affiliates and entities considered prospective clients by the Company and its Affiliates with whom Employee had contact during the two years prior to the end of his/her employment with the Company and its Affiliates.
26.
Remedies for Employee’s Breach.
(a)
Employee acknowledges that the Company has agreed to provide Employee with Company Confidential Information during Employee's employment with the Company and its Affiliates. Employee further acknowledges that, if Employee was to leave the employ of the Company and its Affiliates for any reason and use or disclose Company Confidential Information, that use or disclosure would cause the Company and its Affiliates irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Attachment I by Employee, the Company and its Affiliates will be entitled to: (i) recover from Employee the value of any portion of the Award that has been paid or delivered; (ii) seek injunctive relief against Employee pursuant to the provisions of subsection (b) below; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company or its Affiliates in enforcing the provisions of this Award, and (iv) set-off any such sums to which the Company or any of its Affiliates may be entitled hereunder against any sum which may be owed Employee by the Company and its Affiliates.
(b)
Because of the difficulty of measuring economic losses to the Company or Employer as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company or its Affiliates for which it would have no other adequate remedy, Employee agrees that the foregoing covenants may be enforced by the Company or its Affiliates in the event of breach by him/her by injunction relief and restraining order, without the necessity of posting a bond, and that such enforcement will not be the Company’s or its Affiliates’ exclusive remedy for a breach but instead will be in addition to all other rights and remedies available to the Company or any Affiliate.
(c)
Each of the covenants in this Attachment I will be construed as an agreement independent of any other provision in this Attachment I, and the existence of any claim or cause of action of Employee against the Company or any Affiliate, whether predicated on this Attachment I or otherwise, will not constitute a defense to the enforcement by the Company or any Affiliate of such covenants or provisions.
(d)
Employee acknowledges that the remedies contained in the Attachment I for violation of this Attachment I are not the exclusive remedies that the Company or an Affiliate may pursue.
27.
Waiver. Waiver of any term of this Attachment I by the Company will not operate as a waiver of any other term of this Attachment I. A failure to enforce any provision of this Attachment I will not operate as a waiver of the Company’s right to enforce any other provision of this Attachment I.
28.
Miscellaneous.
(a)
Employee represents and warrants that Employee is not a party to any other agreement that will interfere with Employee’s full compliance with this Attachment I or that otherwise may restrict Employee’s employment by the Company or its Affiliates or the performance of Employee’s duties for the Company or its Affiliates. Employee agrees not to enter into any agreement, whether oral or written, in conflict with this Attachment I.
(b)
This Attachment I may be enforced by, will inure to the benefit of, and be binding upon the Company, its successors, and assigns. This Agreement will also inure to the benefit of, and may be enforced by, the Company’s Affiliates. This Attachment I is binding upon Employee’s heirs and legal representatives.
(c)
Nothing in this Attachment I prohibits Employee from reporting possible violation of federal law or regulation to any governmental agency or entity, or making disclosures that are protected under a “whistleblower” provision of federal law or regulation.
(d)
If Employee is employed by an Affiliate of the Company or by accepting a transfer to an Affiliate of the Company, Employee agrees to the automatic application of all of the terms of this Attachment I to said Affiliate contemporaneously with the acceptance of such transfer, subject to subsequent agreements, if any, executed by Employee and the Affiliate of the Company or the Company, and to the fullest extent allowed by law.
(e)
Should any portion of this Attachment I be held invalid, unenforceable, or void, such holding will not have the effect of invalidating or voiding the other portions of this Attachment I. The parties hereby agree that any portion held to be invalid, unenforceable, or void will be deemed amended, reduced in scope or deleted to the extent required to be valid and enforceable in the jurisdiction of such holding. The parties agree that, upon a judicial finding of invalidity, unenforceability, or void, the court so finding may reform the agreement to the extent necessary for enforceability, and enter an order enforcing the reformed Attachment I. No court ordered reformation or amendment will give rise to a finding of knowing, willful, or bad faith unreasonableness against the Company regarding this Attachment I.
(f)
The terms and conditions of this Attachment I supersedes any previous agreement, oral or written, between Employee and the Company relating to the subject matter thereof; provided, however, that nothing herein will limit Employee’s obligations to the Company or any Affiliate under any prior agreement containing restrictions related to intellectual property, confidential information, solicitation or competition.

APPENDIX A

SPECIFIC PROVISIONS APPLICABLE TO EMPLOYEES BEING FRENCH TAX RESIDENT (AT THE DATE OF GRANT) OR BECOMING FRENCH TAX RESIDENT (AFTER THE DATE OF GRANT)

This Appendix A includes additional terms and conditions that govern the Restricted Stock Units granted to you under the Plan if, as the case may be, you are Tax resident in France or you are becoming French Tax resident after the date of grant. Defined terms not otherwise defined in this appendix have the meaning provided in the Plan or the sub-plan for France as the case may be.

According to vesting and transfer rules of the Plan, (i) the Restricted Stock Units vest over a three (3) year period according to the following schedule (“Vesting Dates”) : provided that the Employee has been continuously employed by the Company or any of its Subsidiaries from the Grant Date to each Vesting Date: one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date (ii) the sale of shares issued pursuant to the conversion of the Restricted Stock Units can occur when the Restricted Stock Units are converted into shares from the Grant Date to each Vesting Date.

We have mutually agreed to convert your grant to the sub-plan for France which governs the Restricted Stock Units granted to employees who are resident of France or who are or may become subject to French tax and provide for specific minimum French law holding period requirements, in line with the rules on Omnibus Stock Incentive Plan for employees in France.

Accordingly, the Restricted Stock Units granted under this French sub-plan will be deemed French Qualified Restricted Stock Units and are intended to be eligible for the specific income and social security tax regime applicable to shares granted for no consideration under the Articles L.225-197-1 to L.225-197-5 of the French Commercial Code.

Employee and the Company agree to comply with the provisions of the French sub-plan and execute such further instruments or to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

Accordingly, Employee irrevocably agrees that (including, for the avoidance of doubt, if such Employee is no longer a French tax resident at the end of the Holding Period as defined below):

(i) the French Qualified Restricted Stock Units shall vest and be delivered one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date;

(ii) all shares related to a French Qualified Restricted Stock Unit which have been delivered prior to the second anniversary of the Grant Date in accordance with the vesting schedule above shall be subject to a holding period till the second year anniversary of the Grant Date (the “Holding Period”).

By way of exception, upon Termination of Employment from the Company by reason of Employee’s death, (i) all French Qualified Restricted Stock Units that are not vested at that time immediately will become vested in full and (ii) the Company shall issue the underlying shares to the Employee’s heirs, at their request, within six months following the death of the Employee. In case of Employee’s death or disability (as determined by the Committee in its sole and absolute discretion, and as defined under article L341-4 of the Social Security Code), the shares shall be freely transferable, subject to the French Closed Periods.

For the avoidance of doubt, (i) none of the vested French Qualified Restricted Stock Units shall be settled in cash and (ii) Employee will have all rights as a stockholder of the Company with regard to the Restricted Stock Units as of the date of delivery of the shares.

The sale of shares issued pursuant to the conversion of the French Qualified Restricted Stock Units may occur as soon as the shares are delivered to the Employee, subject to such Employee complying with the Holding Period for the French Qualified Restricted Stock Units vested before the second anniversary of the Grant Date. However, in no circumstances shares may be sold during the following French Closed Periods:

(a) within the 10 days before or after the publication of the annual accounts;

(b) within a period beginning with the date at which executives of Schlumberger Limited become aware of any information which, were it to be public knowledge, could have a significant impact on the price of shares in and ending 10 trading days after the information becomes public knowledge.

These Closed Periods will apply to grant of French Qualified Restricted Stock Units as long as and to the extent such Closed Periods are applicable under French law.

Employee hereby acknowledges that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Restricted Stock Units.

This Appendix will not affect the validity or enforceability of any other provision of the Agreement.

Appendix B

Additional Terms and Conditions APPLICABLE TO PARTICIPANTS IN CHINA SUBJECT TO SAFE

Capitalized terms used but not defined in this Appendix B are defined in the Schlumberger 2017 Omnibus Stock Incentive Plan, as may be amended (the “Plan”), and the Restricted Stock Unit award agreement (the “Agreement”).

Introduction.

The following terms and conditions will apply to you to the extent that the Company, in its discretion, determines that your participation in the Plan is subject to exchange control restrictions in the People’s Republic of China (the “PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”).

Vesting of RSUs. The following provision supplements Section 1 of the Agreement:

Unless and until the Company has obtained all necessary exchange control or other approvals from SAFE or its local counterpart (“SAFE Approval”) with respect to your Restricted Stock Units (“RSUs”), the shares of Common Stock represented by such RSUs will be issued to you as soon as administratively feasible after the Company has obtained SAFE Approval. The Company is under no obligation to issue shares of Common Stock if the Company has not obtained SAFE Approval.

Acceleration on Retirement. The following provision replaces Section 1(c) of the Agreement in its entirety:

(g)
Retirement. To allow the Company to comply with PRC exchange control restrictions, upon Termination of Employment from the Company and its Subsidiaries by reason of Employee’s Retirement (as defined in Section 11), the Restricted Stock Units will become fully vested, subject to the Company obtaining SAFE Approval before vesting of the Restricted Stock Units.

Settlement of RSUs and Sale of Shares. The following provision supplements Section 2 of the Agreement:

Notwithstanding anything to the contrary in the Plan or this Agreement, you understand and agree that the Company may require any shares of Common Stock that you acquire from vesting of the RSUs to be immediately sold at vesting or, at the Company’s discretion, at a later time. The purpose of this is solely to allow the Company to comply with PRC exchange control restrictions.

You understand and agree that any shares of Common Stock acquired by you under Plan must be sold by no later than ninety (90) days after your Termination of Employment, or within any other such time frame as may be permitted by the Company or required by SAFE. Further, you understand that any shares of Common Stock acquired by you under the Plan that have not been sold within ninety (90) days of your termination of employment will be automatically sold by Fidelity (which is the Company's current designated broker) at the Company’s direction. For the sake of clarity, any references to Fidelity in this Appendix also refer to any other designated broker the Company may use in the future.

You further agree that the Company is authorized to instruct Fidelity to assist with the mandatory sale of the shares of Common Stock, and you expressly authorize Fidelity to complete the sale of the shares of Common Stock. Your acceptance of this Agreement constitutes your authorization for Fidelity to act on your behalf in the sale of the shares.

You acknowledge that Fidelity is under no obligation to arrange for the sale of shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay you the cash proceeds from the sale, less any brokerage fees or commissions, in accordance with applicable exchange control laws and regulations, and provided any liability for Tax-Related Items (as defined in Section 6 of the Agreement) has been satisfied.

Due to fluctuations in the Company’s share price and the United States Dollar exchange rate between the date that shares are issued to you upon vesting of the RSUs and (if later) the date on which the shares of Common Stock are sold, the sale proceeds may be more or less than the fair market value of the shares of Common Stock on the date the shares are initially issued to you. This date is the relevant date for determining your tax liability. You understand and agree that the Company is not responsible for the amount of any loss you may incur, and that the Company assumes no liability for any fluctuation in the share price or United States Dollar exchange rate.

You further agree that any shares of Common Stock to be issued to you shall be deposited directly into your Fidelity account. You also agree that you may not transfer the deposited shares of Common Stock from your Fidelity account. This limitation will apply both to transfers to different accounts with Fidelity and to transfers to other brokerage firms. The limitation shall apply to all shares of Common Stock issued to you under the Plan, whether or not you continue to be employed by the Company, the Employer or any affiliate of the Company.

Exchange Control Requirements. SAFE rules require that when you sell shares of Common Stock or receive any other cash payments from the shares (e.g., dividends), all such funds must be immediately brought back (i.e., "repatriated") to China through a special exchange control account. To comply with this requirement, the Company will set up the special exchange control account and will facilitate the repatriation of the funds to China where the funds will be delivered to you. By accepting the RSUs, you acknowledge and agree that all funds received from your shares of Stock must be repatriated to China, and you hereby consent and agree that such funds may be transferred to the special exchange control account prior to being delivered to you.

You understand that the sale proceeds (or other funds) may be paid to you in local currency. If the funds are paid in local currency, you acknowledge that neither the Company nor any affiliate is under an obligation to secure any particular currency conversion rate and that the Company (or any affiliate) may face delays in converting the funds to local currency due to exchange control requirements in China. You agree to bear any currency fluctuation risk between the time the shares of Common Stock are sold (or other funds are paid out) and the time the funds are converted into local currency and distributed to you.

You further agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.

APPENDIX C

U.S. STATE AND COUNTRY-SPECIFIC APPENDICES FOR ATTACHMENT I

Appendix C.1- U.S. State Law

Notwithstanding anything herein to the contrary, if Employee primarily resides or works in any of the U.S. states below, or transfers employment and/or residency after the Grant Date to one of the U.S. states below, then the following terms shall apply to the noncompete and nonsolicit restrictions in Sections 6 and 7 of Attachment I after the date on which Employee ceases to be employed by the Company Group for as long as Employee continues to work or reside in such state.

California

Sections 6 and 7(b) of Attachment I shall not apply to any Employee who primarily resides or works in, or transfers employment and/or residency after the Grant Date to California. For any Employee who primarily resides or works in California, any clause or agreement between Employee and the Company that restricts post-employment competition in California, including but not limited to Sections 6 and 7(b), are hereby rescinded and shall be deemed null and void.

Colorado

Employee acknowledges that Employee was provided with a separate notice of Sections 6 and 7 of Attachment I at least 14 days before the earlier of (1) the effective date of this Agreement or (2) the Grant Date.

Section 6 of Attachment I shall only apply to any Employee who primarily resides or works in, or transfers employment and/or residency after the Grant Date to Colorado and earns an amount of compensation equal to or greater than the threshold amount for “highly compensated workers” under Colorado law.

Section 7(b) of Attachment I shall only apply to any Employee who primarily resides or works in, or transfers employment and/or residency after the Grant Date to Colorado and earns an amount of compensation equal to or greater than 60% of the threshold amount for “highly compensated workers” under Colorado law.

Georgia

Section 6 of Attachment I shall only apply to any Employee who primarily resides or works in, or transfers employment and/or residency after the Grant Date to Georgia and (i) customarily and regularly solicits customers or prospective customers for the Company Group, (ii) customarily and regularly engages in making sales or obtaining orders or contracts for products or services to be performed by others, (iii) has the authority to hire or fire other employees or particular weight is given to Employee’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees, or (iv) performs the duties of a “key employee” or professional under Georgia law.

Idaho

Section 6 of Attachment I shall only apply to any Employee who primarily resides or works in, or transfers employment and/or residency after the Grant Date to Idaho and performs the duties of a “key employee” under Idaho law.

Illinois

Sections 6 and 7 of Attachment I shall only apply to any Employee who primarily resides or works in, or transfers employment and/or residency after the Grant Date to Illinois and: (i) whose actual or expected annualized rate of earnings exceeds the statutory amount set in the Illinois Freedom to Work Act 820 ILCS 90/10, as adjusted in accordance with the Illinois Freedom to Work Act and (ii) who was not laid off or furloughed due to COVID-19 or similar circumstances without appropriate compensation.

Employee acknowledges that: (i) the Company has advised Employee that Employee has the right to consult with an attorney before executing this Agreement, and (ii) Employee was provided with a separate notice of Sections 6 and 7(b) of Attachment I at least 14 days before the earlier of (1) the effective date of this Agreement or (2) the Grant Date or Employee was provided with at least 14 days to review this Agreement. Employee further acknowledges that the Company is in compliance with this provision even if Employee voluntarily elects to sign this Agreement before the expiration of the 14-day period.

Louisiana

For Employees who primarily reside or work in, or transfer employment and/or residency after the Grant Date to Louisiana, the Restricted Territory shall be as described below.

Within the State of Louisiana, the Restricted Territory will be limited to the following parishes: Acadia, Allen, Bossier, Caddo, Calcasieu, Cameron, Claiborne, De Soto, Evangeline, Iberia, Jefferson, Lafayette, Lafourche, Orleans, Ouachita, Plaquemines, Red River, Sabine, St. Charles, St. Landry, St. Mary’s, Tangipahoa, Terrebonne, Union, Vermillion, and West Baton Rouge.

Massachusetts

Section 6 of Attachment I shall only apply to any Employee who primarily resides or works in, or transfers employment and/or residency after the Grant Date to Massachusetts and (i) is classified as exempt under the Fair Labor Standards Act, (ii) was not terminated without cause or laid off, (iii) who the Company Group pays on a pro-rata basis during the entirety of the restricted period following the date in which Employee ceases to be employed by the Company Group (but in no event longer than a one (1) year period) an amount equal to fifty percent (50%) of Employee’s highest annualized base salary paid by the Company Group within the two years preceding the date in which Employee ceases to be employed by the Company Group.

Employee acknowledges that Employee was provided with this notice at least 10 days before the effective date of this Agreement. Employee acknowledges that Employee the Company has advised and hereby does advise Employee that Employee has the right to consult with an attorney of his or her choosing before executing this Agreement.

The restriction in Section 6(b) of Attachment I shall be limited to the period of one (1) year following the date on which Employee ceases to be employed by the Company Group, unless Employee has breached his or her fiduciary duty to the Company Group or Employee has unlawfully taken, physically or electronically, property belonging to the Company Group.

Nevada

Section 6 of Attachment I shall not apply to any Employee who primarily resides or works in, or transfers employment and/or residency after the Grant Date to Nevada and: (i) is paid solely on an hourly wage basis, exclusive of any tips or gratuities, or (ii) their termination was part of a reduction of force, reorganization, or similar restructuring of the Company Group (unless the Company Group pays Employee’s salary, benefits, or equivalent compensation, including severance pay, if any, during the restricted period).

Section 6 of Attachment I shall not restrict Employee from providing a service to a former customer or client if (i) Employee did not solicit the former customer or client; (ii) the customer or client voluntarily chose to leave and sought Employee’s services; and (iii) Employee has otherwise complied with Section 6 of Attachment I regarding time, geographic area, and scope of the restrained activity, other than any limitation on providing services to a former customer or client of the Company Group who seeks the services of Employee without any contact instigated by Employee.

North Dakota

Sections 6 and 7(b) of Attachment I shall not apply to any Employee who primarily resides or works in, or transfers employment and/or residency after the Grant Date to North Dakota.

Oklahoma

Section 6 of Attachment I shall not apply to any Employee who primarily resides or works in, or transfers employment and/or residency after the Grant Date to Oklahoma.

Appendix C.2 - United Arab Emirates

Notwithstanding anything herein to the contrary, if Employee primarily resides or works in the United Arab Emirates, or transfers employment and/or residency after the Grant Date to the United Arab Emirates, then the following terms shall apply to the noncompete and nonsolicit restrictions in Sections 6 and 7 of Attachment I after the date on which Employee ceases to be employed by the Company Group for as long as Employee continues to work or reside in such state.

The Restricted Territory shall be as described below.

The Emirate of Dubai (including but not limited to the Dubai International Financial Centre) and the Emirate of Abu Dhabi (including but not limited to the Abu Dhabi Global Market).

The following clause in Section 6(b) of Attachment I is hereby rescinded and shall be deemed null and void:

In the event of breach by Employee, the specified period will be extended by the period of time of the breach.

The restriction in Section 7 of Attachment I shall be limited to the period of twelve (12) months following the date on which Employee ceases to be employed by the Company Group.

The following clause in Section 7(a) of Attachment I is hereby rescinded and shall be deemed null and void:

In the event of breach by Employee, the specified period will be extended by the period of time of the breach.

Appendix C.3 - Saudi Arabia

Notwithstanding anything herein to the contrary, if Employee primarily resides or works in Saudi Arabia, or transfers employment and/or residency after the Grant Date to Saudi Arabia, then the following terms shall apply to the confidential information, noncompete and nonsolicit restrictions in Sections 3, 6 and 7 of Attachment I after the date on which Employee ceases to be employed by the Company Group for as long as Employee continues to work or reside in such state.

The restriction in Section 3(c) of Attachment I shall only apply for 50 years following the termination of the Employee's employment.

The Restricted Territory shall be as described below.

Dhahran, Khobar, Dammam, Udhailiyahh, Khafji, or King Salman Energy Park (SPARK).

The restriction in Section 7(a) of Attachment I shall be limited to employees, consultants, or contractors:

(1)

(a) with whom Employee had contact or business dealings while employed by the Company and its Affiliates;

(b) who worked in Employee’s business unit (Group); or

(c) about whom Employee had access to confidential information.

and

(2) who were engaged or employed by the Company or its Affiliates in Saudi Arabia on the date in which Employee ceases to be employed by the Company Group or was engaged or employed by the Company or its Affiliates in Saudi Arabia during the twelve (12)-month period immediately preceding the date on which Employee ceases to be employed by the Company Group.